Exhibit 10.4
AMENDMENT NO. 1
TO THE EXECUTIVE EMPLOYMENT AGREEMENT OF
GARY D. BLACK

AMENDMENT NO. 1, entered into this 8th day of October, 2014 (“Amendment No. 1”), to the Executive Employment Agreement of Gary D. Black dated as of August 31, 2012 (“Agreement”), by and between Calamos Advisors LLC., a Delaware limited liability company (“Advisors”(together with its successors and assigns permitted under the Agreement, the “Company”), and Gary D. Black, an individual (“Executive”).

WHEREAS, , the parties deem it desirable to formally amend the Agreement to reflect certain changes to the terms of Executive’s employment relating to Executive’s positions and title, and to Executive’s elimination of Incentive Payments (as defined in the Agreement) which the parties have implemented.

NOW, THEREFORE, the parties agree as follows:

1.	Amendments Relating to Positions and Titles and Removal of Incentive Payments.

a.
Section 2(a) is revised to read as follows: “During the Employment Period, Executive’s position and title shall be Executive Vice President and Global Co-Chief Investment Officer of the Company, CAM and Holdings.”

b.	Section 4 is deleted in its entirety and replaced with the words “Intentionally left blank”.

c.
All references to “Incentive Payments” are deleted. The text in Sections 6(a)(iii), 6(b)(iv) and 6(d)(i)(C)(4) shall be replaced with the words “Intentionally left blank”. Section 6(c)(ii) shall be revised where the sentence shall be truncated after the words “not theretofore paid” and the “(i)” reference shall be deleted.

2.
Effective Dates. The change relating to Positions and Titles was effective as of August 5, 2013 and the removal of Incentive Payments and related membership withdrawal (referred to below) was effective as of January 1, 2013.

3.
Further Assurances. The parties agree to execute such further documents and do any and all such further things as may be necessary or appropriate to implement and carry out the intent of this Amendment No. 1 and of Section 4 (prior to deletion hereby) namely: (i) the change in Executive’s title; (ii) the elimination of Incentive Payments for the Executive and the corresponding withdrawal of Executive’s membership in Calamos Capital Management LLC and (iii) replacing the Incentive Payments for the Executive and the Executive’s membership in Calamos Capital Management LLC with alternative compensation arrangements that do not raise material conflicts of interest (or the appearance of such conflicts) in relation to fiduciary and other obligations the Company and its affiliates owe to investment advisory clients, while providing the Executive with the opportunity to earn over time benefits substantially equivalent to those that would be earned under Section 4 (prior to deletion) over time.

4.
Reaffirmation. In all other respects the Agreement remains the same and in full force and effect. Unless otherwise provided herein, defined terms shall have the meaning set forth in the underlying Agreement. Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 1.

CALAMOS ADVISORS LLC	GARY D. BLACK
By: Calamos Investments LLC, its manager
By: Calamos Asset Management, Inc., its manager

By: /s/ John P. Calamos, Sr.	/s/ Gary D. Black
John P. Calamos, Sr.	Gary D. Black
Chairman, Chief Executive Officer and
Global Co-Chief Investment Officer